FOR IMMEDIATE RELEASE: October 6, 2003 CONTACT: James N. Ryan

Steven R. Williams

(304) 842-3597

http://www.petd.com

Petroleum Development Corporation Announces

The Passing of Dale G. Rettinger, Executive Vice President

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) today announced the untimely passing of Dale G. Rettinger on October 3, 2003. Mr. Rettinger was Petroleum Development's Executive Vice President and Chief Financial Officer.

A memorial service will be held Tuesday, October 7, 2003 at 10:00 a.m. at All Saints Catholic Church, Bridgeport, WV. For memorial service information, please contact Misty Finch at 304-842-3597.

Mr. Rettinger served as Executive Vice President, Treasurer and Chief Financial Officer of the Company since July 1980. Mr. Rettinger was first elected as a Director of the Company in 1985, serving in that capacity since that date.

James N. Ryan, Chairman and Chief Executive Officer, said: "The Board, management and employees of the Company are deeply saddened by Dale's untimely passing. He was a true friend. His tireless efforts during the past 23 years were instrumental to the Company's success. His leadership qualities were exemplified by the many people Dale helped at Petroleum Development Corporation and through his energetic service on many oil and gas industry boards, and by his many accomplishments as President of the Independent Oil and Gas Association of West Virginia. Dale will be missed both personally and professionally."

Darwin L. Stump, age 48, currently the Company's Controller, will assume the role as acting Chief Financial Officer immediately. Elected to the officer position of Controller in 1995, Mr. Stump first joined Petroleum Development in 1980. Mr. Stump is a Certified Public Accountant.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) has been named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies and was added to the Russell 3000 list of companies in 2003. One of America's largest independent oil and gas companies, PDC is primarily engaged in the development, production and marketing of natural gas in the Appalachian Basin, the Rocky Mountains and Michigan. Petroleum Development's common stock trades as PETD on NASDAQ's National Market.

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103 East Main Street - P. O. Box 26 - Bridgeport, West Virginia - Phone: (304) 842-3597